Exhibit 10.1

Execution Version

CONTRIBUTION AGREEMENT

by and among

PIKE PETROLEUM FUND VI HOLDINGS, LLC

PIKE PETROLEUM HOLDINGS, LLC

PPH MANAGEMENT HOLDINGS, LLC

TLP ACQUISITION HOLDINGS, LLC

TLP FINANCE HOLDINGS, LLC

TRANSMONTAIGNE PARTNERS LLC

AND

TRANSMONTAIGNE OPERATING COMPANY L.P.

Dated as of November 17, 2021

SCHEDULES

Schedule 3.3(b)	Capitalization Exceptions
Schedule 3.4	Company Group Members
Schedule 3.5	Financial Statements

EXHIBITS

Exhibit A	Second A&R LLCA of Pike Petroleum Holdings, LLC

ii

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is made and entered into as of November 17, 2021 (the “Execution Date”), by and among (a) Pike Petroleum Fund VI Holdings, LLC, a Delaware limited liability company (“Contributor”); (b) Pike Petroleum Holdings, LLC (“Pike Holdings”); (c) PPH Management Holdings, LLC (“Pike Management Holdings”); (d) TLP Acquisition Holdings, LLC (“TLP Acquisition”); (e) TLP Finance Holdings, LLC (“TLP Finance”); (f) TransMontaigne Partners LLC (“TLP Partners”); and (g) TransMontaigne Operating Company L.P., a Delaware limited partnership (“TLP Operating,” and together with Pike Holdings, Pike Management Holdings, TLP Acquisition, TLP Finance and TLP Partners, collectively, “Buyers”). Contributor and Buyers may be referred to in this Agreement individually as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, as of the Execution Date, Contributor directly owns 100% of the Class A Units of Pike West Coast Holdings, LLC, a Delaware limited liability company (such entity, the “Company” and, such interests, the “Purchased Equity”);

WHEREAS, on the terms and subject to the conditions of this Agreement, Pike Holdings desires to receive from Contributor, and the Contributor desires to contribute to Pike Holdings, the Purchased Equity (the “Pike Holdings Contribution”);

WHEREAS, on the terms and subject to the conditions of this Agreement, immediately following the Pike Holdings Contribution, Pike Holdings desires to contribute to Pike Management Holdings, and Pike Management Holdings desires to receive from Pike Holdings, the Purchased Equity (the “Pike Management Holdings Contribution”);

WHEREAS, on the terms and subject to the conditions of this Agreement, immediately following the Pike Management Holdings Contribution, Pike Management Holdings desires to contribute to TLP Acquisition, and TLP Acquisition desires to receive from Pike Management Holdings, the Purchased Equity (the “TLP Acquisition Contribution”);

WHEREAS, on the terms and subject to the conditions of this Agreement, immediately following the TLP Acquisition Contribution, TLP Acquisition desires to contribute to TLP Finance, and TLP Finance desires to receive from TLP Acquisition, the Purchased Equity (the “TLP Finance Contribution”);

WHEREAS, on the terms and subject to the conditions of this Agreement, immediately following the TLP Finance Contribution, TLP Finance desires to contribute to TLP Partners, and TLP Partners desires to receive from TLP Finance, the Purchased Equity (the “TLP Partners Contribution”);

WHEREAS, on the terms and subject to the conditions of this Agreement, immediately following the TLP Partners Contribution, TLP Partners desires to contribute to TLP Operating, and TLP Operating desires to receive from TLP Partners, the Purchased Equity (the “TLP Operating Contribution”); and

WHEREAS, immediately following the TLP Operating Contribution, the Purchased Equity shall be wholly owned by TLP Operating.

AGREEMENT

Now, therefore, in consideration of the mutual covenants, agreements and understandings contained in this Agreement and intending to be legally bound, the Parties agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1      Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined in this Agreement shall have the meanings set forth below.

“Affiliate” with respect to any Person means, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person. As used in this definition, the term “control,” including the correlative terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of voting securities, its capacity as a sole or managing member, by Contract or otherwise. Notwithstanding the foregoing, in no event shall (a) any member of the Company Group or Contributor be deemed an Affiliate of any other portfolio companies of investment funds, vehicles or entities affiliated with or managed by ArcLight or any of its Affiliates and (b) any Buyer be deemed an Affiliate of the Contributor, or vice versa, for purposes of this Agreement.

“Applicable Limitation Date” means, the date that is 12 months after the Closing Date; provided, any claim in respect of a breach or non-fulfillment of a covenant or agreement of a Party that contemplates the compliance and performance thereof after the Closing Date shall survive until fully performed.

“ArcLight” means ArcLight Capital Partners, LLC, a Delaware limited liability company.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the Commonwealth of Massachusetts.

“Buyer Indemnified Parties” means Buyers and their respective Affiliates (including, following the Closing, the Company Group) and their respective direct and indirect equity holders, directors, officers, employees, agents, Representatives, members, managers, successors and assigns, except, in each case, Contributor and its direct and indirect equityholders, directors, officers, employees, agents, Representatives, members, managers, successors and assigns.

“Class A Units” means the Class A Units of the Company.

“Class B Units” means the Class B Units of the Company.

“Clayton Act” means the Clayton Act of 1914.

“Company Group” means, collectively, (a) the Company and each of the Company’s Subsidiaries and (b) Olympic.

“Contract” means any legally binding written or oral contract, agreement or license (including any amendments to any legally binding written or oral contract, agreement or license), but excluding any Leases or Rights-of-Way.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associate epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other law, Order, directive, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19, including the Coronavirus Aid, Relief, and Economic Security Act (CARES) and the American Rescue Plan Act of 2021.

“Disclosure Schedules” means the Disclosure Schedules delivered by Contributor to Buyers concurrently with the execution and delivery of this Agreement.

“Environmental Laws” means all federal, state, local and foreign Laws and regulations in effect on the Closing Date concerning pollution or protection of the environment.

“Equity Interests” with respect to any Person means: (a) all of the shares of capital stock or equity of (or other ownership or profit interests in) such Person; (b) all of the warrants, trust rights, options or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person; (c) all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares or equity (or such other interests); and (d) all of the other ownership or profit interests of such Person (including partnership, member or trust interests), whether voting or nonvoting, and whether or not such shares, equity, warrants, options, rights or other interests are outstanding on any date of determination.

“Existing Indebtedness” means that certain Credit Agreement, dated October 31, 2018, by and among the Company, as holdings, SeaPort Financing, LLC, as borrower, Macquarie Capital Funding LLC, as agent, and the other lenders from time to time party thereto, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“Fraud” with respect to a claim by Buyers means actual fraud by Contributor, as determined pursuant to a final, non-appealable Order of a court of competent jurisdiction, solely with regard to the representations and warranties made by Contributor in this Agreement (as modified by the Disclosure Schedules). Fraud with respect to a claim by Contributor means actual fraud by Buyers, as determined pursuant to a final, non-appealable Order of a court of competent jurisdiction, solely with regard to the representations and warranties made by such Party in this Agreement. For the purposes of this Agreement, a claim of Fraud by either Contributor or Buyers shall require a knowing and intentional misrepresentation by such Party of such representations or a knowing and intentional concealment of facts with respect to such representations, with the intent to deceive and induce any other Party to enter into this Agreement, upon which such misrepresentation or concealment the other Party has reasonably relied and resulting in damage to that Party. For the avoidance of doubt, as used in this Agreement, “Fraud” shall not include any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization; Authority; Enforceability), Section 3.3 (Capitalization), Section 3.5 (Financial Statements), Section 3.11 (Brokerage), Section 4.1 (Organization; Authority; Enforceability), Section 4.3 (Brokerage) and Section 4.5 (Investment Intent).

“GAAP” means United States generally accepted accounting principles.

“Governing Documents” means: (a) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability company operating agreement; or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any nation or government, any state, province or other political subdivision of such nation, state or province, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction.

“Hazardous Materials” means all substances, materials, pollutants, chemicals or wastes that are regulated under Environmental Laws because of their hazardous or dangerous properties or characteristics, including any petroleum products or byproducts, asbestos and polychlorinated biphenyls.

“Indebtedness” with respect to the Company Group on a consolidated basis means, without duplication: (a) all indebtedness for borrowed money; (b) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (c) all indebtedness for borrowed money of any Person for which the Company Group has guaranteed payment; and (d) the aggregate dollar amount of any letters of credit to the extent drawn. “Indebtedness” shall not include any intercompany Indebtedness between any of the members of the Company Group, on the one hand, and one or more of the other members of the Company Group, on the other hand. To the extent any Indebtedness will be retired or discharged at the Closing, “Indebtedness” shall also include any and all amounts necessary and sufficient to retire such Indebtedness with respect to the Company Group, including principal (including the current portion of such principal) or scheduled payments, accrued interest or finance charges, and other fees, penalties or payments (prepayment or otherwise) necessary and sufficient to retire such Indebtedness with respect to the Company Group at Closing.

“Knowledge” as used in the phrases “to the Knowledge of the Contributor” or phrases of similar import means the actual conscious knowledge of George Yong, Fred Boutin, Mark Huff and Rob Fuller, in each case, after reasonable due inquiry.

“Laws” means all laws, statutes, ordinances, codes, rules, regulations, injunctions, judgments, decrees and Orders of any Governmental Entity, including common law. All references to “Law” shall be deemed to include any amendments to any Law, and any successor Law, unless the context otherwise requires.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company Group.

“Leases” means all leases, licenses, concessions and other agreements pursuant to which the Company Group holds any Leased Real Property.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, preferences, priorities, licenses, easements, covenants, restrictions and security interests thereon.

“Losses” means all actual losses, direct damages, judgments, awards, penalties, settlements and reasonable expenses (including reasonable attorneys’ fees). Unless such Loss is asserted against or recoverable from an indemnified party under this Agreement pursuant to a third party claim, “Losses” shall not include any: (a) consequential, indirect, special, punitive, exemplary or treble damages; (b) calculations of damages or loss using loss of future revenue, income or profits or diminution of value; or (c) damages based on a multiple of earnings or other metric or loss of business reputation or opportunity.

“Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has, or would reasonably be expected to have, a material and adverse effect upon the business, results of operations or financial condition of the Company Group, taken as a whole; provided, however, that none of the following will constitute (either alone or in combination with any other event) a Material Adverse Effect, or will be considered in determining (either alone or in combination with any other event) whether a Material Adverse Effect has occurred: (a) general business or economic conditions, including changes in (i) financial, securities, energy or credit market conditions anywhere in the world or (ii) interest rates or currency exchange rates; (b) changes that are the result of factors generally affecting the industries or markets in which the Company Group operates, including circumstances affecting the petroleum products production, transportation, storage, distribution, refining, terminaling or retail industries or systems; (c) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, calamity or act of god, and other force majeure event; (d) national or international political or social actions or conditions, including (i) election outcomes, civil unrest, protests and public demonstrations, any government responses thereto (e.g., curfews) and any escalation or worsening thereof, in any jurisdiction in which any member of the Company Group conducts business and (ii) any stoppage or shutdown of any Governmental Entity and/or the engagement by the United States or any other country or foreign organization in hostilities (or the escalation thereof), whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (e) actual changes in law, Taxes or GAAP or interpretations thereof or other binding directives or Orders; (f) fluctuations in sales or earnings or failure of any member of the Company Group to meet internal or published sales, earnings, budgets, plans, forecasts or other financial projections or estimates; (g) changes in international, national, regional, state, provincial or local wholesale or retail markets for crude oil, natural gas or other related products and operations, including those due to actions by Governmental Entities; (h) changes in the operations or availability of gathering systems, pipelines, vessels, terminals or other facilities or equipment, other than any such changes resulting from any breach of Contract or default by any member of the Company Group; (i) any epidemic, pandemic or disease outbreak (including the COVID-19 pandemic), or any law, COVID-19 Measure, regulation, statute, directive, pronouncement or guideline issued by a Governmental Entity, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such law, COVID-19 Measure, regulation, statute, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement; (j) any actions taken, or failures to take action, in each case, to which Buyers have consented in writing; (k) the execution or announcement of this Agreement or any actions taken by a counterparty to any joint venture agreement to which a member of the Company Group is a party in connection with the transactions contemplated by this Agreement; (l) any adverse change in or effect on the business, results of operations or financial condition of the Company Group that is covered by insurance; (m) compliance by the Company Group with the terms of this Agreement or the breach of this Agreement by Buyers; or (n) the application of antitrust laws (including any action or judgment arising under antitrust laws) to the transactions contemplated by this Agreement; except in the case of clauses (a), (b), (c), (d), (e), (g), (h) and (i), to the extent any of the Company Group is materially and disproportionately adversely affected thereby as compared to other companies in the industries in which the Company Group operates (and then only to the extent of such disproportionate impact).

“Obligations” as to any Person, means all liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.

“Olympic” means Olympic Pipe Line Company, LLC

“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree or award entered by or with any Governmental Entity or arbitral institution.

“Permitted Liens” means: (a) Liens securing obligations under capital leases; (b) Rights-of-Way, permits, restrictions, covenants, reservations or encroachments, minor defects or irregularities in and other similar matters affecting title to the property; (c) any exceptions or other matters expressly disclosed in policies of title insurance or surveys with respect to the property; (d) Liens for Taxes, assessments or governmental charges or levies that are not yet due and payable or that are being contested in good faith; (e) statutory Liens for obligations which are not yet due or delinquent; (f) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith; (g) Liens in respect of pledges or deposits under workers’ compensation Laws or similar legislation, unemployment insurance or other types of social security; (h) municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity; (i) in the case of Leased Real Property or Rights-of-Way, any Liens to which the underlying fee or any other interest in the underlying leased premises or lands is subject, including rights of the landlord under the Lease or lands and all superior, underlying and ground Leases and renewals, extensions, amendments or substitutions Liens; (j) all matters of record, including any Rights-of-Way, covenant, servitude, permit, surface Lease, condition, restriction, and other rights included in or burdening the assets of any member of the Company Group for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights of way, facilities, and equipment; (k) licenses of Proprietary Rights in the Ordinary Course of Business; (l) any Rights-of-Way, restrictive covenants, Leases, and other similar encumbrances on title to real or personal property that do not (in each case) materially detract from the value of or materially interfere with the use and operation of any of the assets of the Company Group; (m) Liens, deeds of trust, mortgages, and similar instruments securing any Indebtedness of any member of the Company Group that will be released at Closing; (n) the terms of any material Contract; (o) Liens, defects, burdens or irregularities which are solely based on lack of information in the possession of the Contributor or the Company Group; (p) Liens, obligations, burdens, or defects arising out of lack of survey or lack of metes and bounds descriptions, unless a survey or metes and bounds description is expressly required by applicable Law; (q) Liens, obligations, burdens, or defects in the chain of the title consisting of the failure to recite marital status in a document or omissions of succession or heirship Proceedings; (r) Liens, obligations, burdens, or defects arising out of lack of corporate or entity authorization; (s) Liens, obligations, burdens, or defects that have been cured by possession; and (t) gaps in the chain of title, unless affirmative evidence shows that another party has an actual and superior chain of title by an abstract of title, title opinion, or landman’s title chain or runsheet.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Proceeding” means any action, claim, suit, litigation or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Proprietary Rights” means all of the following, in any jurisdiction throughout the world: (a) patents, patent disclosures and inventions and any reissue, continuation, continuation-in-part, divisional, extension or reexamination of such patents, patent disclosures and inventions; (b) trademarks, service marks and trade dress, logos, slogans, Internet domain names and other indicia of origin (collectively, “Trademarks”); (c) works of authorship, copyrights, copyrightable works, and rights in databases and software; (d) registrations, applications for registration, and renewals of any of the foregoing; and (e) trade secrets recognized under applicable Law as “trade secrets.”

“Representatives” with respect to any Person means such Person’s members, partners, trustees, directors, managers, officers, employees, attorneys, consultants, advisors, representatives and other agents acting on behalf of such Person.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiaries” with respect to any Person means, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination of such Persons.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, payroll, employment, excise, severance, stamp, occupation, windfall, profits, customs, capital stock, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum and any interest or penalties with respect to the foregoing.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information, and including any amendments to returns, declarations, reports, claims for refund, information returns or other documents) filed or required to be filed with any Taxing Authority in connection with the determination, assessment or collection of Taxes of any Party or the administration of any Laws, regulations or administrative requirements relating to any Taxes.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Trademarks” has the meaning set forth in the definition of “Proprietary Rights.”

“Transaction Documents” means this Agreement and all documents and certificates delivered or required to be delivered pursuant to this Agreement.

Section 1.2      Terms Defined Elsewhere. Each of the following terms has the meaning ascribed to such term in the Article or Section set forth opposite such term:

Defined Term	Reference
Agreement	Preamble
Amended Pike Holdings LLCA	Section 2.2(a)
Applicable Claim	Section 5.2(c)
Buyers	Preamble
Contributed Cash	Section 5.4
Contributor	Preamble
Chosen Courts	Section 6.8
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Proprietary Rights	Section 3.9(a)
control	Section 1.1
Execution Date	Preamble
Financial Statements	Section 3.5
Indemnitee	Section 5.2(b)
Indemnitor	Section 5.2(b)
K&E	Section 6.10
Latest Balance Sheet	Section 3.5
Non-Party Affiliates	Section 5.7
Ordinary Course of Business	Section 6.5
Party and Parties	Preamble
Per Series A Preferred Unit Price	Section 2.2(a)
Pike Holdings	Preamble
Pike Holdings Contribution	Recitals
Pike Management Holdings	Preamble
Pike Management Holdings Contribution	Recitals
Purchased Equity	Recitals
Releasing Parties	Section 6.11
Released Parties	Section 6.11
Rights-of-Way	Section 3.7(b)
TLP Acquisition	Preamble
TLP Acquisiton Contribution	Recitals
TLP Finance	Preamble
TLP Finance Contribution	Recitals
TLP Operating	Preamble
TLP Operating Contribution	Recitals
TLP Partners	Preamble
TLP Partners Contribution	Recitals
Waiving Parties	Section 6.10

Article II
PURCHASE AND SALE TRANSACTIONS

Section 2.1          Contribution. Subject to the terms and conditions set forth in this Agreement, at the Closing and without any further action by any Person:

(a)        Contributor hereby contributes, assigns and transfers unto Pike Holdings, all of the Purchased Equity, thereby consummating the Pike Holdings Contribution;

(b)       Pike Holdings hereby contributes, assigns and transfers unto Pike Management Holdings, all of the Purchased Equity, thereby consummating the Pike Management Holdings Contribution;

(c)        Pike Management Holdings hereby contributes, assigns and transfers unto TLP Acquisition, all of the Purchased Equity, thereby consummating the TLP Acquisition Contribution;

(d)         TLP Acquisition hereby contributes, assigns and transfers unto TLP Finance, all of the Purchased Equity, thereby consummating the TLP Finance Contribution;

(e)         TLP Finance hereby contributes, assigns and transfers unto TLP Partners, all of the Purchased Equity, thereby consummating the TLP Partners Contribution; and

(f)         TLP Partners hereby contributes, assigns and transfers unto TLP Operating, all of the Purchased Equity, thereby consummating the TLP Operating Contribution.

Section 2.2        Closing Transactions. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by conference call and by exchange of electronic signature pages by email. The Closing shall occur on the Execution Date, simultaneously with the execution of this Agreement (the date upon which the Closing occurs, the “Closing Date”), subject to the Parties delivering the following at the Closing:

(a)       Contributor and the other parties thereto shall jointly execute that certain Second Amended and Restated Limited Liability Company Agreement of Pike Holdings in substantially the form attached hereto as Exhibit A (the “Amended Pike Holdings LLCA”), pursuant to which Pike Holdings shall issue ~46,883,056.3787 Series A Preferred Units (as defined in the Amended Pike Holdings LLCA) to the Contributor, at a price per Series A Preferred Unit (as defined in the Amended Pike Holdings LLCA) of $10.00 (the “Per Series A Preferred Unit Price”).

(b)       The Contributor shall deliver to Buyers documents necessary to evidence the release and termination of all Liens (other than Permitted Liens) on the Company and the Company Group and their respective assets and equity securing, and any guarantees by the Company Group in respect of, Indebtedness.

Article III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP

As an inducement to each Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement but subject to the following sentence, the Contributor represents and warrants to each Buyer that the following representations and warranties are true and correct as of the Closing Date. In connection with the preceding sentence, (a) any representations and warranties that specifically relate to an earlier date were true and correct as of such earlier date and (b) to the extent that any representation or warranty pertains to Olympic, such representation or warranty shall be limited to Knowledge of the Contributor.

Section 3.1        Organization; Authority; Enforceability. Each member of the Company Group is duly formed, validly existing, and in good standing (or the equivalent) under the Laws of the jurisdiction in which it is duly formed and validly existing, except where the failure to be so qualified to be in good standing (or the equivalent) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, taken as a whole. Each member of the Company Group is qualified to do business and is in good standing (or the equivalent) in the jurisdictions in which the conduct of its business or locations of its assets or properties makes such qualification necessary, except where the failure to be so qualified to be in good standing (or the equivalent) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company Group, taken as a whole. The Contributor has the power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Contributor has been duly authorized in accordance with the Governing Documents of the Contributor. No other corporate proceedings on the part of the Contributor are necessary to approve and authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Contributor and constitutes the valid and binding agreement of the Contributor. This Agreement is enforceable against the Contributor in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 3.2        Noncontravention. The Contributor’s consummation and performance of the transactions contemplated by this Agreement does not and will not: (a) conflict with or materially violate any provision of the Governing Documents of any member of the Company Group; (b) result in a default (or an event that with notice or passage of time or both would give rise to default) under, or give rise to any termination, cancellation, or acceleration or to the loss of a material benefit (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any material Contract to which any member of the Company Group is a party; or (c) materially violate any Law to which the Contributor is subject, or by which any of the Company Group’s properties, rights or assets is bound, except any matters described in clauses (b) and (c) that would result in a Material Adverse Effect.

Section 3.3         Capitalization.

(a)        The Purchased Equity constitutes 100% of the Class A Units. Immediately prior to the Closing, the Contributor owns 100% of the Purchased Equity. Other than the Purchased Equity and the Class B Units, the Company does not have any other authorized or issued Equity Interests.

(b)        Except for this Agreement, the Existing Indebtedness and the transactions contemplated by this Agreement, or as set forth on Schedule 3.3(b):

(i)            there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which the Company is a party or that are binding upon the Company providing for the issuance, disposition or acquisition of any of the Purchased Equity; and

(ii)           the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any Equity Interests, either of itself or of another Person.

Section 3.4        Company Group. Schedule 3.4 sets forth a true and complete list of the following with respect to each member of the Company Group: (a) the name and jurisdiction of organization of such member; (b) the form of organization of such member; and (c) the issued and outstanding Equity Interests of such member directly owned by the Company or any other member of the Company Group. No member of the Company Group owns, directly or indirectly, any Equity Interests in any Person other than as set forth on Schedule 3.4. Except as set forth on Schedule 3.4, there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which any member of the Company Group is a party or which are binding upon any member of the Company Group providing for the issuance, disposition or acquisition of any Equity Interests of any member of the Company Group. No member of the Company Group is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any member of the Company Group’s Equity Interests.

Section 3.5      Financial Statements. Attached as Schedule 3.5 are copies of: (a) the unaudited consolidated balance sheet of the Company as of June 30, 2021, and the related statements of operations and cash flows for the 12 months then ended; and (b) the unaudited consolidated balance sheet of the Company as of September 30, 2021 (the “Latest Balance Sheet”), and the related statements of operations and cash flows for the ten months then ended (the items described in the foregoing clauses (a) through (b), collectively, the “Financial Statements”). Except as set forth on Schedule 3.5 or as otherwise noted on Schedule 3.5 and subject to the absence of footnotes and year-end adjustments with respect to any unaudited Financial Statements, each Financial Statement presents fairly in all material respects the financial condition of the Company Group taken as a whole (on a consolidated basis) as of the respective dates such Financial Statements the operating results of the Company Group (on a consolidated basis) for the periods covered by such Financial Statements, in each case in conformity with GAAP in all material respects.

Section 3.6        Absence of Certain Developments. From the date of the Latest Balance Sheet through the Closing, other than in the Ordinary Course of Business, no member of the Company Group has:

(a)        sold, leased, assigned, transferred or otherwise disposed of any (i) tangible material assets or properties (other than the sale or disposal of inventory or obsolete equipment) or (ii) material Proprietary Rights;

(b)          made any amendment to its Governing Documents;

(c)         made any changes to its material accounting policies, methods or practices, except to the extent required by a change in GAAP or applicable Law;

(d)         made, changed or revoked any material election relating to Taxes, entered into any agreement, settlement or compromise with any Taxing Authority relating to any material Tax Liability, filed any material amended Tax Return, or surrendered any right to claim any refund of material Taxes;

(e)        (x) issued, sold, delivered, redeemed or purchased any Equity Interests, other than Equity Interests of the Company issued to Contributor or as described in this Agreement, (y) declared, set aside or paid any dividends on, or made any other distributions (whether in cash, securities or property) in respect of, any Equity Interests or (z) adjusted, split, combined or reclassified any of its Equity Interests;

(f)          adopted a plan of complete or partial liquidation or dissolution; or

(g)          authorized or entered into any Contract to do any of the foregoing.

Section 3.7      Real Property; Rights-of-Way.

(a)         Except as would not reasonably be expected to be material to the Company Group, taken as a whole, the Company Group owns and has good and indefeasible title to all of its owned real property (except in all cases for Permitted Liens). Except as would not reasonably be expected to be material to the Company Group, taken as a whole, the Company Group has valid leasehold interests in all of its Leased Real Property free and clear of all Liens (except in all cases for Permitted Liens and obligations owing by the lessee under the applicable Lease). Except as would not reasonably be expected to be material to the Company Group, taken as a whole, all Leases are valid and effective against the applicable member of the Company Group and, to the Knowledge of the Contributor, the counterparties to such Leases, in accordance with their respective terms. Except as would not reasonably be expected to be material to the Company Group, taken as a whole, there is not, under any Lease, any existing default in any material respect by any member of the Company Group or, to the Knowledge of the Contributor, the counterparties to such Leases, or, to the Knowledge of the Contributor, any event which, with notice or lapse of time or both, would become a default in any material respect by any member of the Company Group or the counterparties to such Leases.

(b)       The Company Group owns or has the right to use (subject to Permitted Liens) such easements or rights-of-way (collectively, “Rights-of-Way”) as are necessary to use, own and operate the assets and properties of the Company Group in the same manner as such assets are currently used, owned and operated by the Company Group, except for such Rights-of-Way, the absence of which, would not reasonably be expected to be material to the Company Group, taken as a whole.

Section 3.8        Tax Matters.

(a)         Each member of the Company Group has timely filed all material Tax Returns required to be filed by or with respect to it pursuant to applicable Laws. Such Tax Returns are accurate, complete and correct in all material respects and have been prepared in compliance with all applicable Laws. Each member of the Company Group has paid all material amounts of Taxes due and payable by it. Each member of the Company Group has withheld and paid all material amounts of Taxes required to have been withheld and paid in connection with any amounts paid or owing to any creditor, equityholder or other third party. Within the last three years, no written claim has been made by a Taxing Authority in a jurisdiction where any member of the Company Group does not file Tax Returns that such member of the Company Group is or may be subject to taxation by that jurisdiction.

(b)         In the last three years, no member of the Company Group has been audited by any federal, state or local Taxing Authority, and there is no material Tax Proceeding now being conducted.

(c)       No member of the Company Group has waived, extended, or agreed to extend any applicable statute of limitations relating to any Tax assessment or deficiency of any member of the Company Group, in each case, which extension is currently in effect.

(d)         No member of the Company Group has engaged in any listed transaction as defined in Treasury Regulations Section 1.6011-4(b)(2).

(e)         Each member of the Company Group is, and has since inception been, treated as a partnership or disregarded entity for U.S. federal income Tax purposes.

(f)          The Parties agree that, for U.S. federal and applicable state or local tax purposes, the Pike Holdings Contribution shall be treated as a tax-deferred contribution of property by the Contributor in exchange for a partnership interest in Pike Holdings pursuant to Section 721 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). The Parties further agree for such applicable tax purposes to report such transactions in a manner consistent with the foregoing treatment and not take any position inconsistent therewith, except to the extent otherwise required by a final determination pursuant to Section 1313(a) of the U.S. Internal Revenue Code of 1986, as amended (or any corresponding or similar provision of state or local income tax law).

Section 3.9        Proprietary Rights.

(a)        The Company Group owns, or to the Knowledge of the Contributor has a right to use, all of the Proprietary Rights used in the conduct of the business of the Company Group as currently conducted (the “Company Proprietary Rights”), free and clear of all Liens (other than Permitted Liens).

(b)         All Company Proprietary Rights owned by any member of the Company Group that have been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world, have been duly maintained (including the payment of maintenance fees).

(c)         In the two years immediately prior to the Closing Date: (i) no written claim contesting the validity, enforceability, registerability, patentability, use or ownership of any Company Proprietary Rights has been received by any member of the Company Group and, to the Knowledge of the Contributor, none is threatened; (ii) no member of the Company Group has knowingly infringed or misappropriated any Proprietary Rights of any third party; and (iii) no member of the Company Group has received any written notices of any infringement or misappropriation of any Proprietary Rights of any third party. To the Knowledge of the Contributor, no third party is infringing or misappropriating the Company Proprietary Rights owned by the Company Group.

Section 3.10       Litigation. As of the Closing, there are no material Proceedings pending (of which a member of the Company Group has been served notice) or, to the Knowledge of the Contributor, threatened, against any member of the Company Group or the Contributor before any Governmental Entity. Neither any member of the Company Group nor the Contributor is subject or bound by any material outstanding Orders.

Section 3.11       Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any member of the Company Group or the Contributor.

Section 3.12       Insurance. As of the Closing, the Company Group has in place policies of insurance in amounts and scope of coverage customary for businesses engaged in the industry, operations and lines of business in which the Company Group is engaged, and (i) each such policy is in full force and effect and all premiums are currently paid in accordance with the terms of such policy; and (ii) during the 12 months immediately prior to the Closing Date, neither any member of the Company Group nor the Contributor has received any written notice that any such policy will be cancelled or will not be renewed.

Section 3.13       Compliance with Laws; Permits.

(a)        Each member of the Company Group is in compliance in all material respects with all applicable Laws. No written notices have been received by any member of the Company Group from any Governmental Entity alleging a material violation of any such Laws that remains unresolved.

(b)        Each member of the Company Group holds all material permits required for the ownership and use of its assets and properties. Each member of the Company Group holds all material permits required for the conduct of its business as currently conducted and is in compliance with all material terms and conditions of such permits. To the Knowledge of the Contributor, no Proceeding is pending or threatened, to suspend, revoke, withdraw, modify or limit any such permit in a manner that has had or would reasonably be expected to have a material impact on the ability of the Company Group to use such permit.

Section 3.14       Environmental Matters

. In respect of environmental matters, (a) the Company Group is in compliance in all material respects with all applicable Environmental Laws; (b) each member of the Company Group maintains, and is in compliance in all material respects with, all material permits required by applicable Environmental Laws for the ownership and use of its assets and properties and the conduct of its business as currently operated; (c) during the two years immediately prior to the Closing Date, no member of the Company Group has received any written notice regarding any actual or alleged material violation by any member of the Company Group of, or material Liabilities of any member of the Company Group under, applicable Environmental Laws, which notice remains unresolved; (d) no member of the Company Group has treated, disposed of or released any Hazardous Materials on the Leased Real Property or Rights-of-Way in quantities or in concentrations that require remediation by any member of the Company Group pursuant to applicable Environmental Laws, where the cost of such remediation would reasonably be expected to result in a material Liability to any member of the Company Group under Environmental Laws; and (e) there are no Proceedings pending against any member of the Company Group under applicable Environmental Laws (of which such member of the Company Group has been served notice) which, if adversely determined, would reasonably be expected to result in a material Liability of the Company Group; and (f) no member of the Company Group is subject to any outstanding judgment, Order or decree of any Governmental Entity under applicable Environmental Laws which would reasonably be expected to result in a material Liability to the Company Group.

Section 3.15      Title to Assets. The Company Group has good title to, or, in the case of leased or subleased tangible personal property, a valid and binding leasehold interest in, or, in the case of licensed tangible personal property, a valid license in, all of its tangible personal property that is material to any member of the Company Group, free and clear of all Liens other than Permitted Liens.

Section 3.16      Condition of Assets. Taking into account the age and history of such equipment and vehicles, all equipment and vehicles that are material to any member of the Company Group’s business are in good condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business, except, in each case, as would not reasonably be expected to materially impair the business of any member of the Company Group as currently conducted.

Article IV
REPRESENTATIONS AND WARRANTIES OF BUYERS

As an inducement to Contributor to enter into this Agreement and consummate the transactions contemplated by this Agreement, each Buyer, severally and not jointly, represents and warrants that each of the following representations are true and correct as of the Closing Date:

Section 4.1      Organization; Authority; Enforceability. Such Buyer is duly organized under the Laws of the State of Delaware, with the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. Such Buyer’s execution, delivery and performance of this Agreement and the other agreements contemplated by this Agreement to be executed and delivered by such Buyer and such Buyer’s consummation of the transactions contemplated by this Agreement have been duly authorized by all requisite action on the part of such Buyer and no other proceedings on the part of such Buyer are necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated by this Agreement. This Agreement and the other agreements contemplated by this Agreement to be executed and delivered by such Buyer constitute valid and binding obligations of such Buyer, enforceable against such Buyer in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles.

Section 4.2      Noncontravention. Such Buyer’s consummation and performance of the transactions contemplated by this Agreement does not and will not: (a) conflict with or materially violate any provision of such Buyer’s Governing Documents; (b) result in a default (or an event that with notice or passage of time or both would give rise to default) under, or give rise to any termination, cancellation, or acceleration or to the loss of a material benefit (with or without the giving of notice, or the passage of time or both) under any of the terms, conditions or provisions of any material Contract to which such Buyer is a party; or (c) materially violate any Law to which such Buyer is subject, or by which any of such Buyer’s properties, rights or assets is bound.

Section 4.3      Brokerage. Except for arrangements for which such Buyer shall be solely responsible, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Buyer.

Section 4.4      Litigation. There is no Proceeding pending before any Governmental Entity against or affecting such Buyer or any of its properties or rights with respect to the transactions contemplated by this Agreement.

Section 4.5      Investment Intent.

(a)            Except for the transactions contemplated hereby, such Buyer is acquiring the Purchased Equity for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution of the Purchased Equity, or with any present intention of distributing or selling any Purchased Equity, in each case, in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law.

(b)            Such Buyer understands and acknowledges that the Purchased Equity has not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law. Such Buyer acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom. Such Buyer acknowledges that there is no public market for the Purchased Equity and that there can be no assurance that a public market will develop.

Article V
ADDITIONAL AGREEMENTS

Section 5.1      Survival of Representations and Warranties. With the exception of the Fundamental Representations, which shall survive indefinitely, the representations and warranties set forth in Article III and Article IV of this Agreement shall survive only until the Applicable Limitation Date. No Person shall be entitled to recover for any Loss pursuant to Section 5.2(a) unless written notice of a claim thereof is delivered to Contributor (in the case of a claim for which indemnification is available pursuant to Section 5.2(a)), as the case may be, prior to the Applicable Limitation Date. Notwithstanding the foregoing, any representation, warranty, covenant or agreement in respect of which indemnity may be sought under Section 5.2, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 5.1 if notice of the misrepresentation, breach or non-fulfillment thereof giving rise to such right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time.

Section 5.2      General Indemnification.

(a)            Subject to the other terms of this Section 5.2 and the other limitations set forth in this Agreement (including the limitations set forth under Section 5.2(e)), Contributor shall indemnify the Buyer Indemnified Parties, and save and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Indemnified Parties for any and all Losses which any such Buyer Indemnified Party may suffer as a result of, arising from or in connection with:

(i)            any misrepresentation or breach of any representation or warranty of the Contributor set forth in Article III; and

(ii)            any breach or non-fulfillment of any covenant of the Contributor under this Agreement.

(b)            Any Person making a claim for indemnification under this Section 5.2 (an “Indemnitee”) shall notify the indemnifying party (the “Indemnitor”) of the claim in writing after receiving written notice of any Proceeding or other claim against it (if by a third party). Any such notice shall describe both the basis for and amount of the claim to the extent such amount is known and quantifiable. The failure to so notify the Indemnitor shall not, however, relieve the Indemnitor of its obligations under this Section 5.2, except to the extent that the Indemnitor is prejudiced by the failure to give timely notice. The Indemnitor shall be entitled to participate in the defense of such Proceeding or other claim giving rise to an Indemnitee’s claim for indemnification at the Indemnitor’s expense. Subject to the limitations set forth below, the Indemnitor shall be entitled to assume the control of the defense of any claim by appointing counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense. Notwithstanding the foregoing: (i) the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose provided that the fees and expenses of such separate counsel shall be borne entirely by the Indemnitee; (ii) the Contributor shall not be entitled to assume control of such defense if (A) the claim for indemnification relates to or arises in connection with any criminal Proceeding, (B) the claim involves a material customer or material vendor of the Company Group, (C) the claim primarily seeks an injunction or other equitable relief against a Buyer Indemnified Party or (D) Losses resulting from such claim could exceed the amount of indemnification available to the Buyer Indemnified Party under this Agreement; and (iii) if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of a claim. Notwithstanding the foregoing but subject to the limitations set forth in this Section 5.2, the Indemnitor may settle or consent to the entry of judgment in respect of such claim without the consent of the Indemnitee; provided: (i) such settlement or judgment is solely for money damages; (ii) includes a release of the Indemnitee from any further liability in respect of such claim; and (iii) does not contain an admission of wrongdoing on the part of the Indemnitee. If the Indemnitor makes any payments on any claim pursuant to this Section 5.2, the Indemnitor shall be subrogated, to the extent of such payment, to all rights and remedies of the Indemnitee to any insurance benefits or other claims of the Indemnitee with respect to such claim.

(c)            Any indemnification of the Indemnitee pursuant to this Section 5.2 shall be effected within 15 days after a determination of the indemnified claim (the “Applicable Claim”) that is binding on the Indemnitor by, at the Indemnitor’s option in its sole discretion, (i) a wire transfer of immediately available funds from the Indemnitor to an account designated in writing by the Indemnitee or (ii) a cancellation of Series A Preferred Units (as defined in the Amended Pike Holdings LLCA) in an amount equal (in value) to the amount owed by the Indemnitor in respect of the Applicable Claim, valuing the Series A Preferred Units at the Per Series A Preferred Unit Price. To the extent the Indemnitor elects to exercise its rights under clause (ii) of the preceding sentence and provides notice to Pike Holdings in connection therewith, Pike Holdings shall, automatically and without any further action by any Person and in accordance with the terms of the Amended Pike Holdings LLCA, cancel the Series A Preferred Units (as defined in the Amended Pike Holdings LLCA) held by the Indemnitor (or their applicable Affiliate) in an amount equal (in value) to the amount owed by the Indemnitor in respect of such Applicable Claim. In addition, at the Indemnitee’s election, any indemnification owed by the Indemnitor to the Indemnitee may be satisfied by set off against any amounts due or payable by such Indemnitee (or any Affiliate of such Indemnitee) to the Indemnitor.

(d)            For purposes of the indemnification obligations under this Section 5.2, the representations and warranties set forth in Article III and Article IV of this Agreement (other than Section 3.5 and the term “material Contract”) that are qualified as to “material,” “materiality,” “material respects,” “Material Adverse Effect” or words of similar import or effect shall be deemed to have been made without any such qualification for purposes of determining the amount of Losses resulting from, arising out of or relating to any breach of such representation or warranty.

(e)            The cumulative indemnification obligations for any claims for Losses made by any Indemnitee pursuant to Section 5.2(a)(i) shall not exceed in respect of (x) (i) any breaches of Fundamental Representations by the Indemnitor, ~$468,830,563.79 and (ii) in respect of any breaches by the Indemnitor not covered by the preceding clause (i) ~$46,883,056.38. The cumulative indemnification obligations for any claims for Losses made by any Indemnitee pursuant to Section 5.2(a)(ii) shall be uncapped.

Section 5.3      Confidentiality. The Parties shall keep the terms of this Agreement confidential, except: (a) in connection with the procurement of any necessary consents, approvals, payoff letters and similar documentation; (b) to the extent required by applicable Law; and (c) that the Parties may disclose such terms to their respective accountants, legal advisors, equityholders and other Representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to keep the terms of this Agreement confidential).

Section 5.4      Cash Contribution. On or prior to the Closing, and in connection with the transactions contemplated hereby, the Contributor shall contribute $9,000,000 (the “Contributed Cash”) to TLP Operating, and the Contributed Cash shall be used by TLP Operating for the repayment of certain indebtedness obligations.

Section 5.5      Expenses. Except as otherwise expressly provided in this Agreement, each Party shall be liable for and pay all of its own costs and expenses in connection with the negotiation and execution of this Agreement, the performance of such Party’s obligations hereunder and the consummation of the transactions contemplated by this Agreement. Without limitation, such costs and expenses shall include attorneys’, accountants’ and other out-of-pocket expenses. Notwithstanding anything to the contrary in this Section 5.5, Buyers and the Contributor shall each pay and be fully responsible for 50% of the transfer Taxes incurred in connection with this Agreement.

Section 5.6      Access to Books and Records. From and after the Closing and at its or their sole expense, Buyers and their respective Affiliates shall make or cause to be made available to Contributor all books, records, Tax Returns and documents of the Company Group (and the assistance of employees responsible for such books, records and documents) during regular business hours as may be reasonably necessary for: (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding; (b) preparing reports to Governmental Entities; or (c) such other purposes for which access to such documents is determined by Contributor to be reasonably necessary. Without limitation, such other purposes shall include: (i) preparing and delivering any accounting or other statement provided for under this Agreement or otherwise; (ii) preparing Tax Returns, pursuing Tax refunds or responding to or disputing any Tax audit; and (iii) the determination of any matter relating to the rights and obligations of the Contributor or any of their respective Affiliates under this Agreement and any documents referred to in this Agreement.

Section 5.7      Insurance. Buyers shall be solely responsible from and after the Closing for providing insurance to the Company Group and their respective business for events or occurrences occurring after the Closing.

Section 5.8      No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any document, agreement, or instrument delivered contemporaneously herewith, and notwithstanding the fact that any Party may be a partnership or limited liability company, each Party, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation under this Agreement. Each Party further acknowledges and agrees that it shall have no rights of recovery or recourse either under this Agreement or under any documents, agreements, or instruments delivered contemporaneously with this Agreement or in respect of any oral representations made or alleged to be made in connection herewith or therewith, against any: (i) former, current or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, Representative or employee of any Party (or any of their successors or permitted assignees): (ii) former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees); (iii) any Affiliate of any former, current, or future general or limited partner, manager, stockholder or member of any Party (or any of their successors or permitted assignees); or (iv) against any former, current or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, Representative, general or limited partner, stockholder, manager or member of any of the foregoing. For the avoidance of doubt the foregoing limitation shall not apply to the Parties but extends only to those entities and Persons set forth in clauses (i)-(iv) of the preceding sentence (each such Person or entity included in those clauses, a “Non-Party Affiliate”). The prohibition set forth in this Section 5.8 shall apply without regard to whether the claim or action asserted against the Non-Party Affiliate is asserted: (a) by or through an attempt to pierce the corporate veil; (b) by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Person against the Non-Party Affiliates; (c) by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law; or (d) under any other theory or claim available under law or equity. Each Party expressly agrees and acknowledges that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for: (w) any obligations of the applicable Party under this Agreement or the transactions contemplated by this Agreement; (x) under any documents or instruments delivered contemporaneously with this Agreement; or (y) in respect of any oral representations made or alleged to be made in connection herewith or therewith; or (z) for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Except to the extent otherwise expressly set forth in, and subject in all cases to the terms and conditions of and limitations in this Agreement, this Agreement may only be enforced against the entities that are expressly named as Parties and then only with respect to the specific obligations set forth in this Agreement with respect to such Party. In addition, no claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement may be brought against any person or entity who is not a Party except as expressly authorized by the Agreement or under any documents, agreements, or instruments delivered contemporaneously with this Agreement. Each Non-Party Affiliate is expressly intended as a third-party beneficiary of this Section 5.8.

Article VI
MISCELLANEOUS

Section 6.1      Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyers and the Contributor. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default or breach of any representation, warranty, covenant or agreement hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.

Section 6.2      Notices. All notices, demands, requests, instructions, claims, consents, waivers and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given: (a) when personally delivered (or, if delivery is refused, upon presentment), received by email (with hard copy to follow) prior to 5:00 p.m. Central Time on a Business Day (or the next Business Day if after 5:00 p.m.); (b) on the next day if delivered by reputable overnight express courier (charges prepaid); or (c) three calendar days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing (such notice of a change of address to be effective only upon the receiving Party’s receipt of such notice), notices, demands, requests, instructions, claims, consents, waivers and other communications to Buyers and the Contributor shall be sent to the addresses indicated below:

Notices to Contributor:

Pike Petroleum Fund VI Holdings, LLC

c/o ArcLight Capital Partners, LLC
200 Clarendon Street, 55th Floor
Boston, Massachusetts 02116

Attn:	General Counsel
Email:	notices@arclight.com

Notices to Buyers other than TLP Partners and TLP Operating:

Pike Petroleum Holdings, LLC

c/o ArcLight Capital Partners, LLC
200 Clarendon Street, 55th Floor
Boston, Massachusetts 02116

Attn:	General Counsel
Email:	notices@arclight.com

Notices to TLP Partners and TLP Operating:

TransMontaigne Partners LLC

1670 Broadway, Suite 3100

Denver, CO 80202

Attn:	Matthew White
Email:	mwhite@transmontaigne.com

In each case, with copies to (which shall not constitute notice):

Kirkland & Ellis LLP

401 Congress Avenue

Austin, Texas 78701

Attention:	Kim Hicks, P.C.
Brice Lipman
Email:	kim.hicks@kirkland.com
brice.lipman@kirkland.com

Section 6.3      Assignment. This Agreement and all of the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties (which may be withheld for any reason). In the event the Contributor or any of its successors or assigns (a) consolidates with or merges into any other Person or (b) transfers all or substantially all of its properties or assets to any Person, then, and in each case, the successors and assigns of the Contributor shall be deemed to have assumed the obligations set forth in this Agreement. Any attempted assignment in violation of this Section 6.3 shall be void ab initio. Notwithstanding the foregoing, each Buyer may assign its rights, interests or obligations under this Agreement to an Affiliate of such Buyer so long as such Buyer agrees to remain responsible for such rights, interests or obligations.

Section 6.4      Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law. In the event, any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, the Parties shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained in this Agreement that is held invalid, illegal or unenforceable with a valid, legal and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

Section 6.5      Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Schedule or Exhibit attached to this Agreement and not otherwise defined in such Exhibit or Schedule shall have the meanings set forth in this Agreement. The use of the word “including” in this Agreement shall mean “including without limitation.” The use of the phrase “Ordinary Course of Business” shall mean, with respect to any Person, any action taken by such Person in the ordinary course of business consistent with past practice. The use of the word “or” shall mean “and/or.” Any reference in this document to a “Section”, “Subsection” or “Article” shall refer to a Section, Subsection or Article of this Agreement unless otherwise specified. Except where otherwise expressly provided, all amounts in this Agreement are stated and shall be paid in United States currency. Each Party participated and cooperated in the drafting and preparation of this Agreement and the other Transaction Documents. Accordingly, any and all drafts relating to such documents shall be deemed the work product of both Parties and may not be construed against either Party by reason of its preparation. Therefore, the Parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. Each Buyer acknowledges that neither Contributor nor any of its controlled Affiliates control Olympic and accordingly, such Buyer acknowledges and agrees that the acts or omissions of Olympic and/or the owners of Equity Interests in Olympic (other than Contributor or its controlled Affiliates) shall not constitute a breach of the provisions of this Agreement. In addition, no action required by a vote of the Equity Interests of Olympic shall constitute a breach of this Agreement, so long as Contributor or its applicable controlled Affiliate has voted its Equity Interests in Olympic in a manner that complies with the provisions of this Agreement. Further, no action or inaction of any third-party operator with respect to Olympic shall constitute a breach of this Agreement to the extent Contributor (or its applicable controlled Affiliate) uses, to the extent permitted by the applicable agreement with the third-party operator, commercially reasonable efforts to cause such third-party operator to operate Olympic in a manner consistent with this Agreement.

Section 6.6      Entire Agreement. This Agreement and the agreements and documents referred to in this Agreement contain the entire agreement and understanding between the Parties with respect to the subject matter contained in this Agreement and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way. The Parties have voluntarily agreed to define their rights, Liabilities and obligations with respect to the transactions contemplated by this Agreement exclusively in Contract pursuant to the express terms and provisions of this Agreement. The Parties expressly disclaim that they are owed any duties or are entitled to any remedies not expressly set forth in this Agreement. Furthermore, this Agreement embodies the justifiable expectations of sophisticated parties derived from arm’s-length negotiations.

Section 6.7      Counterparts; Electronic Delivery. This Agreement and agreements, certificates, instruments and documents entered into in connection herewith may be executed and delivered in one or more counterparts and by email, each of which shall be deemed an original and all of which together shall be considered one and the same agreement. No Party shall raise the use of email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense. Either Party’s delivery of any executed counterpart signature page by email or electronic .pdf format transmission is as effective as executing and delivering this Agreement in the presence of the other Party. Such signature shall be deemed binding for all purposes of this Agreement, without delivery of an original signature being thereafter required. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement.

Section 6.8      Governing Law; Waiver of Jury Trial; Jurisdiction. The Laws of the State of Delaware shall exclusively govern: (i) all disputes, claims, controversies or matters based upon, related to or arising from this Agreement (including any tort or non-contractual claims), the other Transaction Documents or any of the transactions contemplated by this Agreement or the other Transaction Documents; and (ii) any questions concerning the construction, interpretation, validity and enforceability of this Agreement and the other Transaction Documents, and the performance of the obligations imposed by this Agreement and the other Transaction Documents, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each party to this Agreement IRREVOCABLY waives all rights to trial by jury in any action, suit or Proceeding brought to resolve any dispute, CLAIM, CONTROVERSY OR MATTER between or among any of the parties (whether arising in contract, tort or otherwise) arising out of, connected with, related or incidental to this Agreement, THE OTHER TRANSACTION DOCUMENTS, the transactions contemplated by this Agreement AND THE OTHER TRANSACTION DOCUMENTS OR the relationships established among the parties BY THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of the Delaware Chancery Court sitting in Wilmington Delaware and any appellate courts therefrom (the “Chosen Courts”) in any Proceeding arising out of or relating to this Agreement. Nothing in this Section 6.8, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party further agrees and covenants that no Proceeding relating to this Agreement or the transactions contemplated by this Agreement shall be brought by it except in the Chosen Courts. The Parties irrevocably and unconditionally waive (and agree not to plead or claim) any objection to: (i) the laying of venue of any Proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement in the Chosen Courts or (ii) that any such Proceeding brought in the Chosen Courts has been brought in an inconvenient forum. Each Party agrees that a final judgment in any Proceeding brought in the Chosen Courts shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity.

Section 6.9      No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns. Nothing in this Agreement expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder, except for the Non-Party Affiliates pursuant to Section 5.8, and the Buyer Indemnified Parties pursuant to Section 5.2.

Section 6.10      Legal Representation. Buyers and the Contributor each agree, on their own behalf and on behalf of their current and future directors, managers, members, partners, officers, equityholders, employees and Affiliates and each of their successors and assigns (all such parties, the “Waiving Parties”), that, if a conflict of interest currently exists among any of the Waiving Parties or any such Waiving Party and any other client of Kirkland & Ellis LLP (“K&E”) (or any successor), to waive such conflict of interest or any other objection that would prevent or hinder K&E’s representation of a waiving party or any other party in any matter adverse to any Waiving Party, including in connection with any dispute, Proceeding or obligation arising out of or relating to this Agreement, any agreement entered into in connection herewith or the transactions contemplated by this Agreement. Buyers and the Contributor each acknowledge that the foregoing provision applies whether or not K&E provides legal services or advice to the Company Group, Buyers, Contributor or any Waiving Party from and after the Closing Date.

Section 6.11      Release. Effective as of the Closing, and subject to the terms of this Agreement, each Party, on behalf of itself and its Affiliates (including affiliated investment funds), and its and their respective Representatives and successors and assigns (the “Releasing Parties”), hereby fully, irrevocably and unconditionally releases, acquits and forever discharges each other Party, and each of their respective past, present and future successors, predecessors, assigns, employees, agents, partners, members, Subsidiaries, equityholders, parent companies, controlling persons, other Affiliates (corporate or otherwise) and legal representatives, including its past, present and future officers and directors, solely in their capacities as such, and any past, present and future successors, predecessors, assigns, employees, agents, partners, members, Subsidiaries, equityholders, parent companies, controlling persons, other Affiliates (corporate or otherwise) and legal representatives, including past, present and future officers and directors of any of the foregoing (together, the “Released Parties”), from any and all Losses or Obligations arising prior to the Closing Date, whether in law, equity or otherwise, known or unknown, suspected or unsuspected (including any fiduciary duty claims against the Released Parties) that any Releasing Party now has, has had or could have asserted against any of the Released Parties prior to the Closing.

Section 6.12      Schedules. All Schedules and Exhibits attached or referred to in this Agreement and the Recitals to this Agreement are: (a) each incorporated into and made a part of this Agreement as if set forth in full in this Agreement; and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of the Schedules shall be deemed disclosed in each other Section of the Schedule to which such fact or item may apply so long as (i) such other Section is referenced by applicable cross-reference or (ii) it is reasonably apparent that such disclosure is applicable to such other Section or Schedule. The headings contained in the Schedules are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Schedules or this Agreement. The Schedules are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Schedules shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Schedules shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of the Agreement and matters reflected in the Schedules are not necessarily limited to matters required by the Agreement to be reflected in this Agreement and may be included solely for information purposes. No Party shall use the fact of the setting of the amounts or the fact of the inclusion of any item in the Schedules in any dispute or controversy between the Parties as to whether any obligation, item or matter not described or included in the Schedules is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the Ordinary Course of Business. No disclosure in the Schedules relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Where only brief particulars of a matter are set out or referred to in the Schedules or a reference is made only to a particular part of a disclosed document, full particulars of the matter and the full contents of the document are deemed to be disclosed. The information contained in the Schedules shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth in such Schedules. Moreover, in disclosing the information in the Schedules, Contributor expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed in such Schedules.

[signature pages follow]

Each of the undersigned has caused this Agreement to be duly executed as of the Execution Date.

CONTRIBUTOR:

PIKE PETROLEUM FUND VI HOLDINGS, LLC

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

Signature Page to Contribution Agreement

BUYERS:

pike petroleum holdings, llc

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

pph management holdings, llc

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

tlp acquisition holdings, llc

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

tlp finance holdings, llc

By:	/s/ Daniel R. Revers
Name:	Daniel R. Revers
Title:	President

Signature Page to Contribution Agreement

transmontaigne partners llc

By:	/s/ Robert Fuller
Name:	Robert Fuller
Title:	CFO

Signature Page to Contribution Agreement

TRANSMONTAIGNE OPERATING COMPANY L.P.

By: TransMontaigne Operating GP LLC, its General Parntner

By:	/s/ Robert Fuller
Name:	Robert Fuller
Title:	CFO

Signature Page to Contribution Agreement

EXHIBIT A

Second A&R LLCA of Pike Petroleum Holdings, LLC

On file.

Exhibit A to Contribution Agreement